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EXHIBIT 3 (I): ARTICLES OF INCORPORATION OF CAE.


ARTICLE I. NAME

The name of this Florida corporation is:

Central American Equities Corp.


ARTICLE II. ADDRESS

The mailing address of the Corporation is:

                   Central American Equities Corp.
                   P.O. Box 669
                   Palm Beach FL 33480

ARTICLE III. CAPITAL STOCK

The Corporation shall have the authority to issue 20,000,000 shares of common stock, par value $.001 per share.

The Corporation shall have the authority to issue 1,000,000 shares of preferred stock, par value $ .001 per share, which may divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

ARTICLE V. REGISTERED AGENT

The name and address of the registered agent of the Corporation is:

                   Corporate Creations Enterprises, Inc.
                   4521 PGA Boulevard, Suite 211
                   Palm Beach Gardens FL 33418

Article V. Board of Directors

The affairs of the Corporation shall be managed by a Board of Directors consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the Bylaws of the Corporation.

The election of directors shall be done in accordance with the Bylaws. The directors shall be Protected from personal liability to the fullest extent permitted by law. The name of each initial member of the Corporation's Board of Directors is:

                   Dale B. Finfrock, Jr.


Article VI. Incorporator

The name and address of the incorporator is:

                   Corporate Creations International Inc.


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                   4521 PGA Boulevard & Suite 211
                   Palm Beach Gardens FL 33418-3967

Article VII. Corporate Existence

The corporate existence of the Corporation shall begin effective January 23,
1996


Article VIII. Anti-Takeover Opt Out

The Corporation elects not to be governed by the Affiliated Transactions Statute, P.S. 607.0901. The Control Share Acquisitions Statute, P.S. 607.0902, shall not apply to control share acquisitions of shares of the Corporation.

The authorized representative of the incorporator executed these Articles of Incorporation on January 24, 1996

Corporate Creations International Inc.

By:  Frank A. Rodriguez, President
     Frank A. Rodriguez, President


Corporate Creations International Inc.
4521 PGA Boulevard - Suite 211
Palm Beach Gardens, Florida  33418-3967
(407)694-8107


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